Exhibit 99.1

BLUCORA ANNOUNCES PROPOSED OFFERING OF $150,000,000 OF CONVERTIBLE SENIOR NOTES

BELLEVUE, Wash., March 11, 2013 - Blucora, Inc. (NASDAQ: BCOR) announced today that it intends to offer, subject to market and other considerations, $150,000,000 aggregate principal amount of Convertible Senior Notes due 2019 (the "Convertible Notes") in a private placement under the Securities Act of 1933, as amended (the "Securities Act"). Blucora also intends to grant the initial purchasers of the Convertible Notes a 30-day option to purchase all or any part of an additional $22,500,000 aggregate principal amount of Convertible Notes solely to cover over-allotments. Blucora intends to use the net proceeds of the offering for working capital and general corporate purposes, including acquisitions.

The Convertible Notes will be general unsecured senior obligations of Blucora, and will be convertible under certain circumstances, and during certain periods. Initially Blucora will settle conversions of the Convertible Notes by delivering shares of Blucora common stock at a specified conversion rate. However, if Blucora obtains stockholder approval in accordance with applicable NASDAQ rules, Blucora will settle conversions of the Convertible Notes by paying or delivering, as the case may be, cash, shares of its common stock, or a combination of cash and shares of its common stock, at its election. The interest rate, conversion rate, and other terms of the Convertible Notes will be determined at the time of pricing of the offering.

This offering is being made to qualified institutional buyers pursuant to Rule 144A under the Securities Act. Neither the Convertible Notes nor any shares of Blucora's common stock issuable upon conversion of the Convertible Notes have been or are expected to be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States or to U.S. persons except pursuant to an exception from, or in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation, or any sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

Contact:

Stacy Ybarra, 425-709-8127

stacy.ybarra@blucora.com

This press release includes forward-looking statements regarding Blucora's financing plans, including statements related to Blucora's offering of the Convertible Notes and intended use of net proceeds of the offering. Such statements are subject to certain risks and uncertainties including, without limitation, risks related to whether Blucora will consummate the offering of the Convertible Notes on the expected terms, or at all, market and other general economic conditions, whether Blucora will be able to satisfy the conditions required to close any sale of the Convertible Notes, and the fact that Blucora's management will have broad discretion in the use of the proceeds from any sale of the Convertible Notes. Blucora's forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Blucora and its businesses are described in additional detail in its Annual Report on Form 10-K for the year ended December 31, 2012, which is on file with the SEC.